Exhibit 10.2

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

At its meeting on April 24, 2007, the Board of Directors approved the following non-employee director compensation arrangements to become effective as indicated below:

1. Effective July 1, 2007, the committee membership fees for the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee will be increased from $5,000 to $10,000 (from $6,000 to $11,000 for the chairmen); provided that if a director serves on both committees, the director will receive only one such $5,000 increase.

2. Effective January 1, 2008: (a) all meeting fees, committee membership fees and the Presiding Director retainer of $1,000 will be eliminated; (b) the annual retainer will be increased from $100,000 to $180,000; (c) the Presiding Director and the committee chairs will receive an additional annual fee of $5,000; and (d) the Deferred Compensation Program for Non-Employee Directors will be amended to change the required minimum deferral amount from 70% to 50%.